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                                                                    Exhibit 99.1

                                  NEWS RELEASE

June 23, 2000                                                Symbols: WIZ - CDNX
                                                                 WIZZF -- OTC BB

                            WSI ANNOUNCES FINANCING

$1,533,000 FINANCING

WSi is pleased to announce a private placement of 2.1 million units at $0.73 per unit to raise $1,533,000 in gross proceeds for working capital purposes. Each unit shall consist of one share and one warrant to buy one share for $0.91 for a period of two years. The private placement is subject to regulatory approval. A finder's fee will be payable in respect of part of the placement. Management anticipates that the placement will close by June 30, 2000.

THE BUSINESS OF WSI

WSi Interactive Corporation is an innovative business development and marketing firm whose objective is to capitalize on content and infrastructure opportunities on the Internet. WSi builds, manages and markets online businesses in the financial, e-tail and e-commerce, entertainment, and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, using its experience to help Internet companies to build traffic, develop brands, and capitalize on a variety of revenue streams.

To receive information on WSi by e-mail or fax, please forward your Internet address/fax # to info@ws-i.com/fax: 1-877-499-5806.

To fax your request please complete the following

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Send by:       E-mail or fax: yes/no.       Or: e-mail only: yes/no

Investor Relations Toll Free: 1-888-388-4636

Website: www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.